Exhibit 99.1

Rackspace Hosting Reports First Quarter 2009 Results

For the quarter ended March 31, 2009:

•	Net revenues were $145.1 million

•	Adjusted EBITDA(1) was $45.1 million with a 31.1% Adjusted EBITDA margin

•	Net income of $6.6 million with a 4.5% Net income margin

SAN ANTONIO – May 11, 2009 – Rackspace® Hosting, Inc. (NYSE: RAX), the world’s leader and specialist in hosting services, today reported financial results for the quarter ended March 31, 2009.

Net revenues for the first quarter ended March 31, 2009 were $145.1 million, up 1.4% from the fourth quarter of 2008 and up 21.3% from the quarter ended March 31, 2008. This growth in net revenues also had a negative impact from a further depreciation of the Pound Sterling, relative to the U.S. Dollar of $3.2 million.

Total customer count increased to 62,078, up from 53,300 customers in the fourth quarter of 2008. The 62,078 customer count included 19,048 managed hosting customers and 43,030 cloud computing customers. Also, 568 Managed hosting customers were added in the first quarter of 2009 representing the first quarter-over-quarter sequential increase in net Managed hosting customer additions since the first quarter of 2008.

“I believe things feel better today and we are on track for expanding our leadership position in the industry. We grew our business in the first quarter and we see some real opportunities on the enterprise side that should help us continue to grow during this tough environment. Our cloud business continues to gain significant momentum, our net managed hosting customer additions trended up for the first time in several quarters, and we continued to show how much control we have over scaling our cost structure and improving margins,” said Lanham Napier, chief executive officer and president. “Additionally, we’ve continued to keep churn rates in check and believe that our historically high-growth installed base will once again become a meaningful accelerator to our growth once the economy stabilizes back to normalized levels. We are proud of what Rackers have accomplished this quarter.”

Adjusted EBITDA for the first quarter of 2009 was $45.1 million, a 5.8% increase compared to the fourth quarter of 2008 and a 41.1% increase compared to the same quarter last year. Adjusted EBITDA margins for the first quarter were 31.1% compared to 29.7% for the fourth quarter of 2008, and 26.7% for the first quarter of 2008.

Net income was $6.6 million for the first quarter, a 3.7% decrease compared to the fourth quarter and a 21.1% increase compared to the same quarter last year. Net income margins for the first quarter were 4.5% compared to 4.8% for the fourth quarter of 2008, and 4.5% for the first quarter of 2008. Net income in the fourth quarter 2008 benefited from a tax adjustment of approximately $750,000.

Cash flow from operating activities was $30.8 million for the first quarter of 2009. Capital expenditures were $37.3 million, including $19.3 million for purchases of customer gear, $11.4 million for data center build outs, $2.2 million for office build outs, and $4.4 million for capitalized software and other expenditures.

For the full year of 2009, the company expects to have total capital expenditures of $120 million to $160 million, including $75 million to $100 million dollars for customer gear, approximately $25 million for data centers, $10 million to $15 million for office space, and $10 million to $20 million for capitalized software and other.

At the end of the first quarter, cash and cash equivalents were $135.0 million. Included in that amount are investments in money market funds in the amount of $100.7 million. Debt obligations totaled $201.5 million. Of those, $110.0 million were related to current and non-current debt, and $91.5 million were related to obligations under capital and finance method leases.

On a worldwide basis, Rackspace employed 2,661 Rackers as of March 31, 2009, up from 2,611 Rackers as of December 31, 2008, and 2,254 Rackers as of March 31, 2008.

Rackspace Cloud Developments

•

Cloud Leadership: In March 2009, the company integrated product offerings related to the Slicehost and Jungle Disk acquisitions. We announced the formal availability of a complete cloud suite: Cloud Sites + Cloud Files + Cloud Servers. We believe that Rackspace is the only cloud provider with a comprehensive offering combining a server and storage on-demand service as well as a .NET and LAMP platform-as-a-service offer. In the first quarter, Rackspace grew its Cloud business by adding over 8,000 new customers from the fourth quarter of 2008 and by growing Revenue at 145% year-over-year and greater than 20% sequentially. The company has continued to rapidly evolve its Cloud Suite platform to offer even more features and make the technology more usable along side its traditional managed hosting offering. Rackspace is capitalizing on its reputation for customer service to build a Hybrid Hosting leadership position.

“With greater operational discipline and proven ability to adjust our model quickly to meet demand, we’ve continued to scale the cost side of our business and believe there are further opportunities for margin improvements,” said Bruce Knooihuizen, chief financial officer, Rackspace Hosting. “In addition, excluding working capital timing issues, we were free cash flow positive for the first quarter on a fully-taxed and levered basis; we grew our business close to 50% in 2008 so it did not take long to go from high growth to free cash flow positive. This highlights the economic advantage we have with a monthly recurring revenue business and the significant number of cost levers that we can adjust rapidly.”

Conference Call and Webcast

Management will host a conference call to discuss its first quarter 2009 financial results today at 4:30 p.m. ET. To access the conference call, please dial 877-718-5106 from the United States or dial 719-325-4758 from abroad and reference pass code 7496016. A live webcast and a replay of the conference call will be available on Rackspace’s website, located at ir.rackspace.com.

About Rackspace Hosting

As the leader and specialist in hosting services, Rackspace Hosting® is changing the way businesses worldwide buy IT. Rackspace delivers computing-as-a-service, integrating the industry’s best technologies into a flexible service offering, making computing more reliable and affordable. A trusted partner to companies of all sizes, Rackspace enables IT departments to be more effective. Rackspace is distinguished by its award-winning Fanatical Support®, furthering the company’s mission to be one of the world’s greatest service companies. Rackspace is recognized as one of FORTUNE’S® “100 Best Companies to Work For”, ranking number 43 on the 2009 list. Rackspace's portfolio of hosted IT services includes managed hosting (www.rackspace.com), email hosting (www.mailtrust.com) and cloud hosting (www.mosso.com). For more information on Rackspace Hosting please visit www.rackspace.com or call 800-961-2888.

Forward Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Rackspace Hosting could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements concerning expected operational and financial results, long term investment strategies, growth plans including international expansion plans, expected results from the integration of technologies and acquired businesses, the performance or market share relating to products and services; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the continuation or further deterioration of the current difficult economic conditions or further fluctuations, disruptions, instability or downturns in the economy, the effectiveness of managing company growth, infrastructure failures, technological and competitive factors, regulatory factors, and other risks that are described in Rackspace Hosting’s Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009. Except as required by law, Rackspace Hosting assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Investor Relations

Jason Luce

210-312-7291

ir@rackspace.com

Media Relations

Rachel Ferry

210-312-3732

rachel.ferry@rackspace.com

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
(In thousands, except per share data)	March 31, 2008	December 31, 2008	March 31, 2009
Net revenues	$119,613	$143,137	$145,077

Costs and expenses:
Cost of revenues	39,223	45,019	46,210
Sales and marketing	17,568	21,447	20,502
General and administrative	33,633	38,236	37,540
Depreciation and amortization	19,051	26,310	27,804

Total costs and expenses	109,475	131,012	132,056

Income from operations	10,138	12,125	13,021

Other income (expense):
Interest expense	(1,330)	(3,153)	(2,535)
Interest and other income (expense)	247	492	(91)

Total other income (expense)	(1,083)	(2,661)	(2,626)

Income before income taxes	9,055	9,464	10,395
Income taxes	3,613	2,620	3,807

Net income	$5,442	$6,844	$6,588

Net income per share
Basic	$0.05	$0.06	$0.06

Diluted	$0.05	$0.06	$0.05

Weighted average number of shares outstanding
Basic	102,574	116,957	117,608

Diluted	109,085	121,900	121,889

Consolidated Balance Sheets

(In thousands)	December 31, 2008	March 31, 2009
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$238,407	$135,020
Accounts receivable, net of allowance for doubtful accounts and customer credits of $3,295 as of December 31, 2008 and $4,533 as of March 31, 2009	30,932	34,775
Prepaid expenses and other current assets	23,156	23,029

Total current assets	292,495	192,824

Property and equipment, net	362,042	371,125
Goodwill	6,942	14,329
Intangible assets, net	15,101	14,287
Other non-current assets	8,681	8,869

Total assets	$685,261	$601,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$71,387	$71,211
Current portion of deferred revenue	16,284	16,871
Current portion of obligations under capital and finance method leases	38,909	39,876
Current portion of debt	5,944	5,723

Total current liabilities	132,524	133,681

Non-current deferred revenue	3,883	3,503
Non-current obligations under capital and finance method leases	50,781	51,660
Non-current debt	204,779	104,248
Other non-current liabilities	23,610	25,462

Total liabilities	415,577	318,554

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity:
Common stock	117	119
Additional paid-in capital	207,589	214,909
Accumulated other comprehensive income (loss)	(16,027)	(16,741)
Retained earnings	78,005	84,593

Total stockholders’ equity	269,684	282,880

Total liabilities and stockholders’ equity	$685,261	$601,434

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
(In thousands)	March 31, 2008	December 31, 2008	March 31, 2009
Cash Flows From Operating Activities

Net income	$5,442	$6,844	$6,588
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	19,051	26,310	27,804
Loss on disposal of equipment, net	1,327	611	176
Provision for bad debts and customer credits	398	1,809	2,309
Deferred income taxes	1,157	12,450	2,507
Share-based compensation expense	2,752	4,144	4,237
Other non-cash compensation expense	31	77	85
Excess tax benefits from share-based compensation arrangements	(708)	—	—
Changes in certain assets and liabilities
Accounts receivables	380	(6,756)	(6,336)
Prepaid expenses and other current assets	(1,208)	(11,250)	(118)
Accounts payable and accrued expenses	6,268	(4,160)	(6,601)
Deferred revenues	1,484	(183)	304
Other non-current assets	9	(535)	270
Other non-current liabilities	(225)	5,008	(426)

Net cash provided by operating activities	36,158	34,369	30,799

Cash Flows From Investing Activities
Purchases of property and equipment, net	(47,248)	(32,547)	(25,589)
Acquisition of businesses, net of cash acquired	—	(9,739)	—

Net cash used in investing activities	(47,248)	(42,286)	(25,589)

Cash Flows From Financing Activities
Principal payments of capital and finance method leases	(7,549)	(9,495)	(9,838)
Principal payments of notes payable	(1,152)	(1,330)	(751)
Borrowings on line of credit	20,000	—	—
Payments on line of credit	—	—	(100,000)
Payments for debt issuance costs	(158)	—	—
Payments for IPO expenses	—	(641)	—
Proceeds from sale leaseback transactions	761	—	—
Proceeds from issuance of common stock, net	548	—	—
Proceeds from exercise of stock options	503	—	2,235
Excess tax benefits from share-based compensation arrangements	708	—	—

Net cash provided by (used in) financing activities	13,661	(11,466)	(108,354)
Effect of exchange rate changes on cash and cash equivalents	(11)	(2,528)	(243)

Increase (decrease) in cash and cash equivalents	2,560	(21,911)	(103,387)
Cash and cash equivalents, beginning of period	24,937	260,318	238,407

Cash and cash equivalents, end of period	$27,497	$238,407	$135,020

Supplemental cash flow information:
Acquisition of property and equipment by capital and finance method leases	$18,512	$14,848	$11,683
Acquisition of property and equipment by notes payable	3,107	—	—

Vendor financed equipment purchases	$21,619	$14,848	$11,683

Key Metrics

(Unaudited)

	Three Months Ended
(Dollar amounts in thousands, except annualized net revenue per average technical square foot)	March 31, 2008	June 30, 2008	September, 2008	December 31, 2008	March 31, 2009
Growth
Managed hosting customers at period end	16,352	17,220	18,012	18,480	19,048
Cloud customers at period end*	15,310	16,387	18,173	34,820	43,030

Number of customers at period end	31,662	33,607	36,185	53,300	62,078

Managed hosting, net revenues	$115,175	$125,498	$131,908	$134,275	$134,204
Cloud, net revenues	$4,438	$5,331	$6,446	$8,862	$10,873

Net revenues	$119,613	$130,829	$138,354	$143,137	$145,077
Revenue growth (year over year)	59.0%	55.7%	44.0%	34.2%	21.3%

Net upgrades (monthly average)	2.1%	2.1%	1.8%	1.4%	0.9%
Churn (monthly average)	-1.2%	-1.1%	-1.2%	-1.3%	-1.1%

Growth in installed base (monthly average)	0.9%	1.0%	0.6%	0.1%	-0.2%

Number of employees (Rackers) at period end	2,254	2,422	2,536	2,611	2,661
Number of servers deployed at period end	39,755	42,424	45,231	47,518	50,038

Profitability
Income from operations	$10,138	$8,396	$9,490	$12,125	$13,021
Depreciation and amortization	$19,051	$21,637	$23,174	$26,310	$27,804
Share-based compensation expense
Cost of revenues	$365	$603	$819	$678	$629
Sales & marketing	$401	$533	$612	$595	$698
General & administrative	$1,986	$2,668	$2,886	$2,871	$2,910

Total share-based compensation expense	$2,752	$3,804	$4,317	$4,144	$4,237

Adjusted EBITDA (1)	$31,941	$33,837	$36,981	$42,579	$45,062

Adjusted EBITDA margin	26.7%	25.9%	26.7%	29.7%	31.1%

Operating income margin	8.5%	6.4%	6.9%	8.5%	9.0%

Income from operations	$10,138	$8,396	$9,490	$12,125	$13,021
Effective tax rate	39.9%	37.9%	29.6%	27.7%	36.6%

Net operating profit after tax (NOPAT) (1)	$6,093	$5,214	$6,681	$8,766	$8,255
NOPAT margin	5.1%	4.0%	4.8%	6.1%	5.7%

Capital efficiency and returns
Interest bearing debt	$145,130	$183,553	$297,933	$300,413	$201,507
Stockholders’ equity	$105,770	$117,417	$269,008	$269,684	$282,880
Less: Excess cash	$—	$—	$(235,421)	$(200,620)	$(117,611)

Capital base	$250,900	$300,970	$331,520	$369,477	$366,776
Average capital base	$229,612	$275,935	$316,245	$350,497	$368,127
Capital turnover (annualized)	2.08	1.90	1.75	1.63	1.58

Return on capital (annualized) (1)	10.6%	7.6%	8.5%	10.0%	9.0%

Capital expenditures
Purchases of property and equipment, net	$47,248	$40,273	$45,328	$32,547	$25,589
Vendor financed equipment purchases	$21,619	$26,014	$23,009	$14,848	$11,683

Total capital expenditures	$68,867	$66,287	$68,337	$47,395	$37,272

Customer gear	$27,558	$27,347	$27,627	$23,073	$19,255
Data center build outs	$25,392	$18,509	$21,679	$14,240	$11,386
Office build outs	$8,832	$12,815	$11,227	$8,340	$2,239
Capitalized software and other projects	$7,085	$7,616	$7,804	$1,742	$4,392

Total capital expenditures	$68,867	$66,287	$68,337	$47,395	$37,272

Infrastructure capacity and utilization
Technical square feet of data center space at period end	114,749	133,462	136,962	134,923	157,523
Annualized net revenue per average technical square foot	$4,170	$4,217	$4,093	$4,212	$3,969
Utilization rate at period end	67.3%	59.1%	63.4%	70.4%	64.6%

*	December 31, 2008 and March 31, 2009 amounts include customers resulting from the Slicehost acquisition, and March 31, 2009 includes SaaS customers for Jungle Disk
(1)	See discussion and reconciliation of our Non-GAAP financial measures to the most comparable GAAP measures

Consolidated Quarterly Statements of Income

(Unaudited)

	Three Months Ended
(In thousands)	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
Net revenues	$119,613	$130,829	$138,354	$143,137	$145,077
Costs and expenses:
Cost of revenues	39,223	42,842	45,499	45,019	46,210
Sales and marketing	17,568	19,846	21,462	21,447	20,502
General and administrative	33,633	38,108	38,729	38,236	37,540
Depreciation and amortization	19,051	21,637	23,174	26,310	27,804

Total costs and expenses	109,475	122,433	128,864	131,012	132,056

Income from operations	10,138	8,396	9,490	12,125	13,021

Other income (expense):
Interest expense	(1,330)	(1,834)	(1,912)	(3,153)	(2,535)
Interest and other income (expense)	247	173	(144)	492	(91)

Total other income (expense)	(1,083)	(1,661)	(2,056)	(2,661)	(2,626)

Income before income taxes	9,055	6,735	7,434	9,464	10,395
Income taxes	3,613	2,553	2,199	2,620	3,807

Net income	$5,442	$4,182	$5,235	$6,844	$6,588

	Three Months Ended
(Percent of net revenues)	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses
Cost of revenues	32.8%	32.7%	32.9%	31.5%	31.9%
Sales and marketing	14.7%	15.2%	15.5%	15.0%	14.1%
General and administrative	28.1%	29.1%	28.0%	26.7%	25.9%
Depreciation and amortization	15.9%	16.5%	16.7%	18.4%	19.2%

Total costs and expenses	91.5%	93.6%	93.1%	91.5%	91.0%

Income from operations	8.5%	6.4%	6.9%	8.5%	9.0%

Other income (expense)
Interest expense	-1.1%	-1.4%	-1.4%	-2.2%	-1.7%
Interest and other income (expense)	0.2%	0.1%	-0.1%	0.3%	-0.1%

Total other income (expense)	-0.9%	-1.3%	-1.5%	-1.9%	-1.8%

Income before income taxes	7.6%	5.1%	5.4%	6.6%	7.2%
Income taxes	3.0%	2.0%	1.6%	1.8%	2.6%

Net income	4.5%	3.2%	3.8%	4.8%	4.5%

Due to rounding, totals may not equal the sum of the line items in the table above.

(1) Non-GAAP Financial Measures

Adjusted EBITDA (Non-GAAP financial measure)

We define Adjusted EBITDA as Net Income, less Total Other Income (Expense), plus Income Taxes, Depreciation and Amortization, and non-cash charges for share-based compensation.

Adjusted EBITDA is a metric that is used in our industry by the investment community for comparative and valuation purposes. We disclose this metric in order to support and facilitate the dialogue with research analysts and investors.

Note that Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for operating income, which we consider to be the most directly comparable GAAP measure. Adjusted EBITDA has limitations as an analytical tool, and when assessing our operating performance, you should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. See our Adjusted EBITDA reconciliation in our key metrics table below.

	Three Months Ended
(Dollars in thousands)	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
			(Unaudited)
Net revenues	$119,613	$130,829	$138,354	$143,137	$145,077

Income from operations	$10,138	$8,396	$9,490	$12,125	$13,021

Net income	$5,442	$4,182	$5,235	$6,844	$6,588
Plus: Income taxes	$3,613	$2,553	$2,199	$2,620	$3,807
Plus: Total other (income) expense	$1,083	$1,661	$2,056	$2,661	$2,626
Plus: Depreciation and amortization	$19,051	$21,637	$23,174	$26,310	$27,804
Plus: Share-based compensation expense	$2,752	$3,804	$4,317	$4,144	$4,237

Adjusted EBITDA	$31,941	$33,837	$36,981	$42,579	$45,062

Operating income margin	8.5%	6.4%	6.9%	8.5%	9.0%

Adjusted EBITDA margin	26.7%	25.9%	26.7%	29.7%	31.1%

Return on Capital (ROC) (Non-GAAP financial measure)

We define Return on Capital (ROC) as follows:

ROC = Net Operating Profit After Tax (NOPAT)

Average Capital Base

NOPAT = Income from operations x (1 – Effective tax rate)

Average Capital Base = Average of (Interest bearing debt + stockholders’ equity – excess cash) = Average of (Total assets – excess cash – accounts payables and accrued expenses – deferred revenues – other non-current liabilities); calculated on a quarterly basis.

For the period ending March 31, 2009, we define excess cash as the amount of cash and cash equivalents that exceeds our operating cash requirements, which for this period is calculated as three percent of our annualized net revenues for the three months ended March 31, 2009. For prior periods, we defined excess cash as our investments in money market funds. As a result of slower growth and a decrease in capital requirements due to the recent completion of the last phase of our DFW data center build out and signing of a lease to occupy a new data center later in 2009, our operating cash needs have declined. We will review the calculation annually and adjust it to reflect our projected cash requirements for the upcoming year.

We believe that ROC is an important metric for investors in evaluating a company’s performance. ROC relates after-tax operating profits with the capital that is placed into service. It is therefore a performance metric that incorporates both the Statement of Income and the Balance Sheet. ROC measures how successfully capital is deployed within a company.

Note that ROC is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for return on assets, which we consider to be the most directly comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. See our ROC reconciliation to return on assets below.

	Three Months Ended
(Dollars in thousands)	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
	(Unaudited)
Income from operations	$10,138	$8,396	$9,490	$12,125	$13,021
Effective tax rate	39.9%	37.9%	29.6%	27.7%	36.6%

Net operating profit after tax (NOPAT)	$6,093	$5,214	$6,681	$8,766	$8,255

Net income	$5,442	$4,182	$5,235	$6,844	$6,588

Average total assets	$328,567	$381,815	$546,761	$685,236	$643,349
Less: Average excess cash	$—	$—	$(117,710)	$(218,021)	$(159,116)
Less: Average accounts payable and accrued expenses	$(71,071)	$(76,494)	$(79,837)	$(76,564)	$(71,299)
Less: Average deferred revenues (current and non-current)	$(18,684)	$(19,762)	$(20,077)	$(20,111)	$(20,271)
Less: Average other non-current liabilities	$(9,200)	$(9,624)	$(12,892)	$(20,043)	$(24,536)

Average capital base	$229,612	$275,935	$316,245	$350,497	$368,127

Return on assets (Net income/Average total assets)	6.6%	4.4%	3.8%	4.0%	4.1%

Return on capital (NOPAT/Average capital base)	10.6%	7.6%	8.5%	10.0%	9.0%

Adjusted Free Cash Flow (Non-GAAP financial measure)

We define Adjusted Free Cash Flow as Adjusted EBITDA less total capital expenditures (including vendor financed equipment purchases), cash payments for interest, net, and cash payments for income taxes, net.

We believe that Adjusted Free Cash Flow is an important metric for investors in evaluating a company’s operating financial performance and liquidity. Note that Adjusted Free Cash Flow is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and may not be comparable to similarly titled measures reported by other companies. See our Adjusted Free Cash Flow reconciliation to Adjusted EBITDA below, as well as our reconciliation of Net income to Adjusted EBITDA provided above.

(Three months ended March 31, 2009)

Adjusted EBITDA	$45,062
Less: Total capital expenditures	(37,272)
Less: Cash payments for interest, net	(2,472)
Less: Cash payments for income taxes, net	(573)

Adjusted Free Cash Flow	$4,745

Net Leverage (Non-GAAP financial measure)

We define Net Leverage as Net Debt divided by Adjusted EBITDA (trailing twelve months).

We believe that Net Leverage is an important metric for investors in evaluating a company’s liquidity. Note that Net Leverage is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and may not be comparable to similarly titled measures reported by other companies. See our Net Leverage calculation below.

As of March 31, 2009
Obligations under capital and finance method leases	$91,536
Debt	109,971

Total Debt	201,507
Less: Cash and cash equivalents	(135,020)

Net Debt	$66,487

Adjusted EBITDA (trailing twelve months)	$158,459

Net Leverage	0.42